Exhibit 4.1
OWNERSHIP LIMIT WAIVER AGREEMENT
THIS AGREEMENT is entered into as of July 8, 2015, by EPR Properties, a Maryland real estate investment trust ("EPR"), and Nuveen Asset Management, LLC ("Purchaser").
RECITALS
A.EPR has elected, effective for its taxable years ending on and after December 31, 1997, to be treated as a real estate investment trust ('REIT") for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). EPR's Amended and Restated Declaration of Trust ("Declaration of Trust") contains certain ownership limitations relating to EPR's qualification as a REIT, including a limitation on the percentage of EPR's outstanding shares of beneficial interest ("Shares") that any Person (as defined in the Declaration of Trust) may own (the "Ownership Limit").

B.Article Ninth, Section 11 of the Declaration of Trust provides that the Board of Trustees of EPR (the "Board"), in its sole discretion, may exempt a Person from the Ownership Limit if such Person (i) provides to the Board such representations and undertakings as the Board, in its sole and absolute discretion, may require, and (ii) agrees that any violation of such representations and undertakings, or any attempted violation thereof, will result in an application of the remedies set forth in Article Ninth of the Declaration of Trust ("Article Ninth") with respect to Shares held in excess of the Ownership Limit ("Excess Shares").

C.Purchaser has requested that the Board grant Purchaser a waiver of the Ownership Limit that will permit Purchaser, on behalf of certain accounts and institutions, to acquire the 5.75% Series C Cumulative Convertible Preferred Shares (the "Series C Shares"), 9.00% Series E Cumulative Convertible Preferred Shares (the "Series E Shares") and the 6.625% Series F Cumulative Redeemable Preferred Shares (the "Series F Shares") (the Series C Shares, the Series E Shares and the Series F Shares collectively the "Waiver Shares") in the amounts described herein, and the Board desires to grant such waiver, conditioned upon the continued accuracy of the representations and undertakings made by Purchaser in this Agreement.

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.	REPRESENTATIONS AND WARRANTIES OF EPR

EPR represents and warrants that the Board has approved an exemption from the Ownership Limit for the acquisition by Purchaser of Waiver Shares, conditioned upon Purchaser's representations and undertakings in this Agreement, permitting Purchaser, on behalf of certain accounts and institutions, to acquire up to an aggregate of 15% (but not more than 15%), as determined by reference to liquidation value, of each of the issued and outstanding Series C Shares, Series E Shares and Series F Shares.

2.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to and agrees with EPR as follows:
In connection with, and as a condition to, the grant by the Board of an exemption from the Ownership Limit to permit Purchaser, on behalf of certain accounts and institutions, to hold up to an aggregate of 15% (but not more than 15%), as determined by reference to liquidation value, of each of the issued and outstanding Series C Shares, Series E Shares and Series F Shares, Purchaser represents and warrants to EPR and covenants that to its actual knowledge no person or entity who would be considered to be an "individual" for purposes of Section 542(a)(2) of the Code, and who beneficially owns Waiver Shares through discretionary accounts or funds managed by Purchaser, would be considered to be, after taking into account the ownership attribution rules under Section 544 of the Code (as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code), the beneficial owner of more than 9.8% of the issued and outstanding Series C Shares, Series E Share or Series F Shares in number or measured value (not liquidation value), whichever is more restrictive. Purchaser acknowledges and agrees that, if at any time the foregoing covenant and representation would not be accurate with respect to any of the Series C Shares, Series E Shares or Series F Shares, the maximum number of such Shares that Purchaser could own would be automatically reduced (without the requirement for any action by EPR) to the number of such Shares that would cause the covenant in the preceding sentence to be accurate, and EPR shall be entitled to pursue any other remedies available at law or equity.
2.1 Purchaser acknowledges that, notwithstanding the waiver of the Ownership Limit granted pursuant to this Agreement, the Board is not granting an exemption from any other ownership restrictions set forth in Article Ninth or with respect to any Shares other than the Waiver Shares.

2.2 Purchaser acknowledges that EPR is a "domestically controlled REIT" under the Code, and agrees that EPR may take such actions as the Board, in its sole and absolute discretion, deems necessary and advisable to preserve EPR's status as a "domestically controlled REIT" under the Code, and to ensure that EPR is not "closely held" within the meaning of Section 856(h) of the Code, including but not limited to the designation of any Waiver Shares, or other securities of EPR the acquisition of which by Purchaser or the accounts or institutions for which it acts could cause EPR to become "closely held" or to lose its status as a "domestically controlled REIT," as Excess Shares subject to the Excess Share provisions of Article Ninth, notwithstanding any other provision of this Agreement or the waiver granted hereby.

2.3 Purchaser acknowledges and agrees that any violation of its representations, warranties or covenants in this Section 2 will result in the application of the remedies set forth in Article Ninth in respect to any of the Shares that constitute Excess Shares in accordance with Article Ninth.

3.MISCELLANEOUS

3.1 Additional Actions and Documents. Each of the parties hereby agrees to use its reasonable best efforts to cause to be taken such further actions, to execute, deliver and file, or to use its reasonable best efforts to cause to be executed, delivered and filed, such further docume nts, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

3.2 Assignment. Neither party may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other party, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by either party of its respective rights or obligations under this Agreement release such party from its liabilities and obligations hereunder.

3.3 Amendment. This Agreement constitutes the full and entire understanding of the parties with respect to the subject matters herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

3.4 Waiver. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

3.5 Governing Law. This Amendment shall be governed by and construed under the laws of the State of Maryland (without regard for the choice of law provisions thereof).

3.6 Severability. If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then only such clause or provision shall be ineffective, and the remainder of this Agreement shall remain operative and in full force and effect.

3.7 Incorporation of Recitals. The recitals hereto are incorporated herein as part of this Agreement.

3.8 Execution in Counterparts. This Agreement may be executed in counterparts. All counterparts shall collectively constitute a single Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.
EPR PROPERTIES

By:         /s/ Gregory K. Silvers
Name: Gregory K. Silvers
Title: President and CEO

NUVEEN ASSET MANAGEMENT LLC, AS     AGENT

By:         /s/ Charles R. Manzoni, Jr.
Name: Charles R. Manzoni, Jr.
Title: COO and General Counsel

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